Exhibit 99.1

Kadmon Announces Supplemental Interim Phase 2 Data of KD025 in Chronic Graft-Versus-Host Disease

NEW YORK, July 25, 2017 – Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) today announced supplemental clinical data from the first cohort (KD025 200 mg QD) of an ongoing Phase 2 clinical trial (KD025-208) of the Company’s lead Rho-associated coiled-coil kinase 2 (“ROCK2”) inhibitor, KD025, for chronic graft-versus-host disease (“cGVHD”).  The Company first announced clinical data from the study on July 11, 2017.

The data points, which were pending at the time of the prior data release, are as follows:

•

An additional responder sustained a response through 24 weeks of KD025 treatment.  Of responders remaining on KD025 through 24 weeks, 8 of 9 (89%) sustained responses, up from 7 of 8 patients (88%) previously reported.

•

An additional patient achieved stable disease at week 24.  This finding brings the number of patients with stable disease at week 24 to three patients, up from two patients previously reported, and increases the overall clinical benefit (response and stable disease) to 88% (15/17) of patients, up from 82% (14/17) of patients.

The full data from the first cohort have been updated to reflect these points as follows:

KD025-208 is an ongoing Phase 2 clinical trial evaluating the safety, tolerability and activity of KD025 in adults with steroid-dependent or steroid-refractory cGVHD and active disease.  The dose-finding study includes 48 patients divided into three cohorts at different dose levels (KD025 200 mg QD, 200 mg BID and 400 mg QD), enrolled sequentially following a safety assessment of each cohort.

In a preliminary analysis of data from the first cohort, KD025 200 mg QD (n=17), KD025 demonstrated clinically meaningful responses in cGVHD patients, with an Overall Response Rate (“ORR”) of 71% (12/17), which includes complete and partial responders.  Of responders remaining on KD025 through week 24, 8 of 9 (89%) sustained responses.  In addition to the 12 responders, three patients have stable disease and remain on KD025 through week 24.  Overall clinical benefit (response and stable disease) occurred in 88% (15/17) of patients.  Sixty-seven percent (67%; 8/12) of responders saw an improvement in symptoms as measured by the Lee cGVHD Symptom Scale score.  To date, no drug-related serious adverse events (SAEs) have been recorded, and no drug-related elevations in liver function tests have been observed.  Importantly, 67% (8/12) of responders had reduction of steroid doses and 67% (4/6) of patients had reduction of tacrolimus doses.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company focused on developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in autoimmune and fibrotic diseases, oncology and genetic diseases.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include statements regarding KD025, the results of KD025 in KD025-208, including in the second and third cohorts to be treated, as well as the long-term results of KD025 in the first cohort, and the prospects for KD025 in other indications.  We believe that these factors also include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; and (xxi) the use of proceeds from our recent private placement. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on May 15, 2017. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton

212.600.1902

maeve@argotpartners.com